EXHIBIT 99.1

TANGER SIGNS COMMITMENT WITH WELLS FARGO BANK FOR
$150 MILLION SENIOR UNSECURED BRIDGE FACILITY

GREENSBORO, N.C., June 6, 2011 - Tanger Factory Outlet Centers, Inc. (NYSE:SKT) announced today that it has executed a commitment letter for a $150 million senior unsecured bridge facility with Wells Fargo Bank, National Association. The facility may be used to fund the acquisition of properties and for general corporate purposes and will bear interest at a spread over LIBOR of 160 basis points, based on the Tanger's current long-term debt rating.

Pending the preparation and execution of loan documentation and other customary closing conditions, Tanger may advance under the facility through August 1, 2011, with maturity ninety days after funding. At its discretion, the company has three ninety day extension options. The terms of the bridge facility will be substantially the same as the company's lines of credit.

“We are pleased to announce this cost-effective interim facility,” commented Steven B. Tanger, President and Chief Executive Officer. “Wells Fargo's commitment will allow us flexibility in funding previously announced acquisition projects, while preserving capacity under our lines of credit.”

About Tanger Factory Outlet Centers, Inc.
Tanger Factory Outlet Centers, Inc., (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has ownership interests in, a portfolio of 34 upscale outlet shopping centers in 22 states coast to coast, totaling approximately 10.3 million square feet leased to over 2,100 stores operated by 370 different brand name companies. More than 160 million shoppers visit Tanger Outlet Centers annually. For more information on Tanger Outlet Centers, call 1-800-4 TANGER or visit the company's web site at www.tangeroutlet.com.
This news release contains forward-looking statements within the meaning of federal securities laws. These statements may include, but are not limited to, our financing strategy and the company's future growth, as well as other statements regarding management's beliefs, expectations, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to,

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Actual annual costs under the credit facility will be higher than LIBOR plus the interest rate spread because of other fees and expenses associated with the facility. The interest rate spread is subject to adjustment should there be a change in the operating partnership's credit ratings.

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The risks associated with general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.

For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Contact:    Frank C. Marchisello, Jr.
Executive Vice President and CFO
(336) 834-6834

Mona J. Delia
Vice President of Corporate Communications
(336) 856-6021